Exhibit 99.1

SUNEDISON ANNOUNCES PAY DOWN OF MARGIN LOAN

MARYLAND HEIGHTS, Missouri, Nov. 24 2015 - /PRNewswire/ — SunEdison, Inc. (NYSE: SUNE), the largest global renewable energy development company, today announced that its wholly-owned subsidiary SUNE ML 1, LLC repaid substantially all of the amounts due and owing pursuant to the Margin Loan Agreement it had entered into with Deutsche Bank AG, London Branch, as the administrative agent and the calculation agent, and the other lenders party thereto. Following the payment, approximately $5 million remains outstanding under the Margin Loan Agreement, which is cash collateralized, plus accrued and unpaid interest, if any, and any other fees pursuant thereto.

“We believe a significant portion of the recent volatility around the Company and its subsidiaries has been attributed to the Margin Loan.” said Ahmad Chatila, SunEdison President and Chief Executive Officer. “As we shared with you yesterday, we are taking aggressive steps to align our operations, leverage our existing platform and capitalize on our organic development opportunities as we enhance our cash flow to drive value for our shareholders.”

The Company filed a Current Report on Form 8-K today with the Securities and Exchange Commission further describing the margin loan repayment and other matters.

About SunEdison

SunEdison is the largest global renewable energy development company and is transforming the way energy is generated, distributed, and owned around the world. The company develops, finances, installs, owns and operates renewable power plants, delivering predictably priced electricity to its residential, commercial, government and utility customers. SunEdison is one of the world’s largest renewable energy asset managers and provides customers with asset management, operations and maintenance, monitoring and reporting services. Corporate headquarters are in the United States with additional offices and technology manufacturing around the world. SunEdison’s common stock is listed on the New York Stock Exchange under the symbol “SUNE.” To learn more visit www.SunEdison.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “anticipate,” “believe,” “intend,” “plan,” “predict,” “outlook,” “objective,” “forecast,” “target,” “continue,” “will,” or “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that SunEdison expects or anticipates will occur in the future are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond SunEdison’s control and are described in SunEdison’s Form 10-K for the fiscal year ended December 31, 2014, as well as additional factors it may describe from time to time in other filings with the Securities and Exchange Commission. Forward-looking statements provide SunEdison’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made, but SunEdison can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially. SunEdison disclaims any obligation to update or revise any forward-looking statement, except as required by law.

Contacts

For SunEdison:

Media:

Gordon Handelsman

ghandelsman@sunedison.com

(805) 427-3752

Investors/Analysts:

R. Phelps Morris

pmorris@sunedison.com

(314) 770-7325